Exhibit 10.27

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT (this "Agreement") is made on November 15, 2012, by and among ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation ("Debtor"); H.I.G. AERT, LLC, a Delaware limited liability company, solely in its capacity as agent (together with its successors and assigns in such capacity, "Subordinate Agent") for various financial institutions (solely in their capacity as lenders, "Subordinate Lenders"; Subordinate Lenders and Subordinate Agent are hereinafter referred to collectively as "Subordinate Creditors" and each individually as a "Subordinate Creditor"); Subordinate Lenders, and ALOSTAR BANK OF COMMERCE,  a state banking institution incorporated or otherwise organized under the laws of the State of Alabama ("Senior Creditor").

Recitals:

Senior Creditor and Debtor are parties to a certain Loan and Security Agreement dated of even date herewith (as at any time amended, restated, modified or supplemented, the "Senior Loan Agreement"), pursuant to which Senior Creditor may from time to time make loans to Debtor secured by all or substantially all of Debtor's assets.

Debtor has entered into that certain Credit Agreement dated as of March 18, 2011, with Subordinate Creditors (as at any time amended, restated, modified or supplemented, the "Subordinate Credit Agreement").  Pursuant to the Subordinate Credit Agreement, Subordinate Lenders have made or may hereafter make certain term loans to Debtor, as evidenced by the Notes (as defined in the Subordinate Credit Agreement) (as at any time amended, restated, modified or supplemented, the "Subordinate Notes").  Pursuant to that certain Security Agreement dated as of March 28, 2011, by and between Debtor and Subordinate Agent (as at any time amended, restated, modified or supplemented, the "Subordinate Security Agreement"), Debtor has granted to Subordinate Agent a security interest and lien upon all or substantially all of Debtor's assets as security for the payment of the Subordinate Notes.

A condition precedent to Senior Creditor's willingness to enter into the Senior Loan Agreement is the execution and delivery of this Agreement by Senior Creditor, Subordinate Creditors and Debtor.

The parties hereto desire to enter into this Agreement for the purposes set forth hereafter.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

1.           Definitions; Rules of Construction.

(a)           Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Senior Loan Agreement.  In addition to such other terms as are elsewhere defined herein, the following terms shall have the following meanings for the purposes of this Agreement:

"2012 Prepayment Conditions" shall mean each of the following conditions: (a) Senior Creditor shall have received and reviewed to its satisfaction the unqualified audited financial statements of Debtor for the fiscal year ending December 31, 2012, (b) at the time of and after giving pro forma effect to any such prepayment no Default or Event of Default shall have occurred and be continuing, (c) EBITDA for the twelve-month period ending on December 31, 2012, is not less than $6,500,00 and (d) pro forma Availability after giving effect to such prepayment is greater than $2,000,000.

"2013 Prepayment Conditions" shall mean each of the following conditions: (a) Senior Creditor shall have received and reviewed to its satisfaction the unqualified audited financial statements of Debtor for the fiscal year ending December 31, 2013, (b) at the time of and after giving pro forma effect to any such prepayment no Default or Event of Default shall have occurred and be continuing, (c) EBITDA for the twelve-month period ending on December 31, 2013, is not less than $6,500,000 and (d) pro forma Availability after giving effect to such prepayment is greater than $2,000,000 or, if all or any portion of the prepayment of principal on account of the Subordinate Credit Agreement and Subordinate Notes targeted by Debtor and Subordinate Creditor to be made if each of the 2012 Prepayment Conditions is satisfied is not made for any reason and is to be made if each of the 2013 Prepayment Conditions is satisfied, pro forma Availability after giving effect to such prepayment is greater than $3,000,000 .

"Adequate Protection" shall mean the protection described in Section 361 of the Bankruptcy Code that is required to be given, pursuant to Sections 362, 363 or 364 of the Bankruptcy Code, to the holder of a claim against a debtor that is secured by a Lien on property of such debtor.

"Cash Interest Payment Conditions" shall mean each of the following conditions: (a) Senior Creditor shall have received and review to its satisfaction the unqualified audited financial statements of Debtor for the fiscal year ending December 31, 2012, and (b) at the time of and after giving pro forma effect to any such prepayment no Default or Event of Default shall have occurred and be continuing.

"Collateral" shall mean any property of Debtor at any time subject to a Lien in favor of Senior Creditor, including all property included in the definition of "Collateral" in the Senior Loan Agreement and in any of the other Senior Creditor Documents, whether any of such property is acquired prior to, during the pendency of or after any Insolvency Proceeding.

"Enforcement Action" shall mean and include any remedy available to Senior Creditor under any of the Senior Creditor Documents or applicable law to enforce collection of any of the Senior Creditor Obligations following the occurrence of any Event of Default, and any remedy available to any Subordinate Creditor under any of the Subordinate Creditor Documents or applicable law to enforce collection of any of the Subordinate Creditor Obligations following the occurrence of any Event of Default, including, in each case, (a) the commencement of any action, suit or other proceeding against Debtor to enforce payment of any of the Senior Creditor Obligations or the Subordinate Creditor Obligations; (b) any action taken by Senior Creditor or Subordinate Creditor, during any period that an Event of Default exists, to seize, repossess, replevy, attach, garnish, levy upon, collect the proceeds of, foreclose its Lien upon, sell or otherwise dispose of any Collateral, whether by judicial action, under power of sale, by self-help repossession, by notification to account debtors or otherwise, including any effort to seek relief from the automatic stay in any Insolvency Proceeding, the exercise of any right of setoff or recoupment or the exercise of any rights under any landlord, bailee, control, mortgagee or similar agreement with a Person who is not an Obligor and that relates to any Collateral; (c) any notification by a party to any account debtor on any Account to remit payments with respect to such Account to the notifying party; and (d) any involuntary petition for relief against Debtor in any Insolvency Proceeding; provided, however, that, for the avoidance of doubt, none of the following shall constitute an Enforcement Action:  (i) making demand for payment or accelerating the maturity of the Senior Creditor Obligations or Subordinate Creditor Obligations; (ii) the receipt and application by Senior Creditor to the Senior Creditor Obligations of collections of Accounts or proceeds of other Collateral received from account debtors or through any lockbox or other cash management arrangement, whether or not any Event of Default exists at the time of receipt or application; (iii) the implementation of reserves under the Senior Loan Agreement; (iv) the reduction of advance rates under the Senior Loan Agreement; (v) the cessation (whether temporary or permanent) of lending under the Senior Loan Agreement due to the existence of an Event of Default, the failure to satisfy conditions precedent, or the inability to make a Loan without resulting in an Overadvance; (vi) the exercise by Senior Creditor of any right of offset with respect to Bank Product Obligations; or (vii) the filing by Senior Creditor or Subordinate Creditor of a proof of claim in any Insolvency Proceeding.

"Enforcement Expenses" shall mean all costs and expenses at any time incurred by Senior Creditor in connection with its enforcement of rights or exercise of remedies under any of the Senior Creditor Documents or applicable law to collect any of the Senior Creditor Obligations, enforce any Liens of Senior Creditor, or otherwise enforce any provisions of the Senior Creditor Documents, or protect or preserve any of the Collateral or defend Senior Creditor's Liens therein against the claims of third parties, including legal fees, accounting fees, and any costs incurred in connection with the repossession, sorting, maintenance, preservation, protection, insurance, collection, preparation for sale, advertising for sale, selling, liquidation, or foreclosure upon all or any part of the Collateral and any amounts advanced for the payment of rent, taxes, or insurance or to satisfy any encumbrances upon any of the Collateral or to pay payroll, appraisal fees, auctioneer's fees and commissions, and other similar costs of expenses.

"Event of Default" shall mean an event or condition that constitutes a default or an event of default under the Senior Creditor Documents or the Subordinate Creditor Documents.

"Full Payment," "Paid in Full" or "Pay in Full" shall mean, with respect to the Senior Creditor Obligations, (i) the payment in full, in cash, of all of the Senior Creditor Obligations, including, in the case of contingent obligations (such as, by way of example only, undrawn letters of credit that are issued or procured by Senior Creditor), the depositing of cash with Senior Creditor equal to 105% of the amount of such contingent obligations as security for the payment of such contingent obligations, and (ii) termination of all commitments or other agreements of Senior Creditor to make further extensions of credit under the Senior Loan Agreement.

"Obligor" shall mean Debtor or any other Person who is liable for the whole or any part of the Senior Creditor Obligations.

"PIK Interest"  shall mean interest on account of Debt owing under the Subordinate Notes that is payable-in-kind and not in cash.  For the avoidance of doubt, (i) to the extent any portion of the foregoing interest is paid in cash, such interest shall not constitute "PIK Interest" under this Agreement, and (ii) once any of the foregoing interest is paid-in-kind, thereafter it shall constitute principal and any subsequent payment thereof shall constitute a payment of principal and not interest.

"Plan" shall mean a plan proposed in any Insolvency Proceeding for the reorganization or rehabilitation of Debtor, a composition or extension of any of Debtor's debts or a liquidation in whole or in part of Debtor's assets.

"Reorganization Securities" shall mean and include (a) shares of common stock (or other equity securities) of Debtor and (b) debt securities of Debtor, the payment of which is subordinated to the full and final payment of all Senior Creditor Obligations at the time outstanding and to the payment of all debt securities issued in exchange therefor to Senior Creditor, which shares or other equity or debt securities have been provided for by a Plan that has been approved by final order of a court and that has been accepted by Senior Creditor.

"Senior Creditor Documents" shall mean and include the Senior Loan Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Senior Creditor Obligations.

"Senior Creditor Obligations" shall mean and include (i) all debts, liabilities and obligations now or hereafter owing by Debtor to Senior Creditor under the Senior Loan Agreement or any of the other Senior Creditor Documents, (ii) all debts, liabilities and obligations now or hereafter owing by Debtor to Senior Creditor in connection with any Bank Products, (iii) all loans made or credit extended by Senior Creditor to Debtor during the pendency of any Insolvency Proceeding of such Obligor, (iv) without duplication of any of the foregoing, all interest, fees, charges, expenses and attorneys' fees for which any Obligor is now or hereafter becomes liable to pay to Senior Creditor under the Senior Loan Agreement or any of the other Senior Creditor Documents, by law or during the pendency of any Insolvency Proceeding of such Obligor (including all interest, legal fees and other charges that accrue or are incurred in connection with any of the Senior Creditor Obligations during the pendency of any Insolvency Proceeding of any Obligor, whether or not Senior Creditor is authorized by 11 U.S.C. § 506 or otherwise to claim or collect any such interest, legal fees or other charges from such Obligor), (v) any renewals, extensions or refinancings of any of the foregoing, and (vi) all Enforcement Expenses which Debtor is now or hereafter becomes liable to pay to Senior Creditor under any agreement or by applicable law.

"Subordinate Creditor Documents" shall mean and include the Subordinate Credit Agreement, the Subordinate Notes, the Subordinate Security Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Subordinate Creditor Obligations.

"Subordinate Creditor Obligations" shall mean and include (i) all debts, liabilities and obligations of Debtor to Subordinate Creditors under the Subordinate Notes, under any of the other Subordinate Creditor Documents, or otherwise, (ii) all debts, liabilities or obligations that are incurred by Debtor to Subordinate Creditors in any Insolvency Proceeding, (iii) all interest, fees, charges, expenses and attorneys' fees for which Debtor is now or hereafter becomes liable to pay to any Subordinate Creditor under the Subordinate Notes, under any of the other Subordinate Creditor Documents or in any Insolvency Proceeding of any Obligor, and (iv) any renewals, extensions or refinancings of any of the foregoing.

(b)           All references to any instrument or agreement, including any of the Subordinate Creditor Documents or the Senior Creditor Documents, shall mean and include all amendments and modifications thereto and renewals, restatements and replacements thereof; all references to any statute shall mean and include all amendments thereto and all regulations issued pursuant thereto; and the words "including" and "include" shall mean "including, without limitation" and "include, without limitation"; and the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronouns used herein shall be deemed to cover all genders.

2.           Consents to Liens.  Senior Creditor hereby consents to Debtor's grant of Liens in the Collateral to Subordinate Agent as security for the Subordinate Creditor Obligations and agrees that the existence of any such Liens (other than any Lien that may hereafter arise from any judgment obtained against Debtor) shall not constitute an Event of Default under any of the Senior Creditor Documents.  Subordinate Creditors hereby acknowledge Debtor's grant of Liens in the Collateral to Senior Creditor as security for the Senior Creditor Obligations and agree that the existence of any such Liens shall not constitute an Event of Default under any of the Subordinate Creditor Documents.

3.           Priority of Liens.

(a)           Subordinate Creditors and Senior Creditor agree at all times, whether before, after or during the pendency of any Insolvency Proceeding and notwithstanding the priorities which would ordinarily result from the order of granting or perfection of any Liens, the order of filing or recording of any financing statements, or the priorities that would otherwise apply under applicable law, that (i) Senior Creditor's Liens in the Collateral shall constitute first priority Liens in such property to secure the Senior Creditor Obligations and shall be superior to any Lien or other interest of Subordinate Creditors in the same property arising pursuant to the Subordinate Creditor Documents, by operation of law or otherwise; and (ii) any Lien or other interest at any time acquired by any Subordinate Creditor in any of the Collateral shall be subordinate to the Liens of Senior Creditor therein.

(b)           If  for any reason any Lien granted or conveyed by Debtor to Senior Creditor pursuant to the Senior Creditor Documents or otherwise is set aside or otherwise declared ineffective, in whole or in part, by any court of competent jurisdiction, and if as a consequence thereof any Subordinate Creditor becomes entitled to receive any proceeds from any of the Collateral or on account of such Subordinate Creditor's Lien in any of the Collateral, then any such payments or proceeds received by such Subordinate Creditor shall be used by it to purchase a junior participation in the Senior Creditor Obligations pursuant to a junior participation agreement in form and content satisfactory to Senior Creditor but in all events providing that Senior Creditor's retained interest in the Senior Creditor Obligations (including both principal and interest) and all costs and expenses incurred by Senior Creditor (including attorneys' fees) in attempting to collect the Senior Creditor Obligations or to realize upon any of the Collateral shall be paid in full before such Subordinate Creditor shall be entitled to any payment on account of its junior participation and such Subordinate Creditor's junior participation will be without recourse of any kind to Senior Creditor except for Senior Creditor's gross negligence or willful misconduct after the date of such Subordinate Creditor's purchase of such junior participation.

(c)           In no event shall any Subordinate Creditor institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of Senior Creditor in any of the Collateral is invalid, unperfected or avoidable, or is or should be subordinated to the interests of any other Person.  In no event shall Senior Creditor institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of any Subordinate Creditor in any of the Collateral is invalid, unperfected or avoidable, or is or should be subordinated to the interests of any other Person other than Senior Creditor under the terms hereof.

(d)           If, at any time, Senior Creditor shall subordinate, in whole or in part, its Lien upon any of the Collateral to or in favor of any other Person, the priority of Senior Creditor's Lien in the Collateral vis-a-vis Subordinate Creditors shall not be affected thereby, and Senior Creditor's Lien shall continue to be superior to Subordinate Creditors' Lien in the Collateral as provided in Section 3(a) of this Agreement.

4.           Debt Subordination/Permitted Payments.

(a)           Subject to the provisions of Section 4(c) hereof relating to payments on the Subordinate Creditor Obligations that are permitted to be made to the extent and under the circumstances set forth in Section 4(c), Subordinate Creditors hereby postpone and subordinate all of the Subordinate Creditor Obligations to the full and final payment and discharge of all of the Senior Creditor Obligations.

(b)           In the event of any distribution (other than a distribution of Reorganization Securities), division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Debtor or the proceeds thereof to Subordinate Creditors or upon any indebtedness of Debtor, by reason of the liquidation, dissolution or other winding up of Debtor or Debtor's business, or in the event of any sale of Debtor's assets outside of the ordinary course of business or the commencement by or against Debtor of any Insolvency Proceeding, then and in any such event any payment or distribution of any kind or character, whether in cash, securities or other property (excluding Reorganization Securities), which shall be payable or deliverable upon or with respect to any of the Subordinate Creditor Obligations (including any payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of any Obligor being subordinate to the payment of the Subordinate Creditor Obligations) shall be paid or delivered directly to Senior Creditor for application to the Senior Creditor Obligations (whether or not the same is then due) until Full Payment of all of the Senior Creditor Obligations.  The Subordinate Notes shall at all times bear a conspicuous legend that the Subordinate Creditor Obligations evidenced thereby are subordinated to the Full Payment of the Senior Creditor Obligations pursuant to this Agreement. Debtor's and Subordinate Creditors' books shall be marked to evidence the subordination of all of the Subordinate Creditor Obligations to the Full Payment of the Senior Creditor Obligations.  Senior Creditor is authorized to examine such books from time to time and to make any notations required by this Agreement.  The provisions of this Section 4 shall remain effective and binding upon Subordinate Creditors, to the full extent of the Senior Creditor Obligations, even if any of the Senior Creditor Obligations is avoided, equitably subordinated or nullified in any Insolvency Proceeding of Debtor.

(c)           Debtor may at any time make to Subordinate Creditors, and Subordinate Creditors may accept and retain, payments in the form of PIK Interest in respect of the Subordinate Credit Agreement and Subordinate Notes.  For so long as each of the Cash Interest Payment Conditions has been satisfied, except as otherwise provided in Section 4(b) hereof, at any time on or after January 1, 2014 Debtor may pay to Subordinate Creditors, and Subordinate Creditors may accept and retain, any regularly scheduled installments of cash interest due and owing to Subordinate Creditors from Debtor under the Subordinate Credit Agreement and Subordinate Notes in accordance with their present tenor, but without prepayment, whether mandatory or optional, or payment upon acceleration.  On the date hereof, Debtor may pay to Subordinate Creditors, and Subordinate Creditors may accept and retain, a prepayment of principal of the HIG Bridge Debt, together with accrued interest with respect to the HIG Bridge Debt, in an aggregate amount not to exceed $500,000; provided, that at the time of and after giving pro forma effect to such prepayment no Default or Event of Default shall have occurred and be continuing.  If each of the 2012 Prepayment Conditions has been satisfied, and except as otherwise provided in Section 4(b), Debtor may pay to Subordinate Creditors, and Subordinate Creditors may accept and retain, a prepayment of principal on the account of the Subordinate Credit Agreement and Subordinate Notes in an amount not to exceed $1,000,000.  If each of the 2013 Prepayment Conditions has been satisfied, and except as otherwise provided in Section 4(b), Debtor may pay to Subordinate Creditors, and Subordinate Creditors may accept and retain, a prepayment of principal on account of the Subordinate Credit Agreement and Subordinate Notes in an amount not to exceed $3,000,000 less any amounts prepaid pursuant to the immediately preceding sentence.  If any of the conditions to payment provided for hereinabove are not satisfied at the time of any payment by Debtor to Subordinate Creditors under the Subordinate Credit Agreement and Subordinate Notes, Debtor shall not be permitted to make, and Subordinate Creditor shall not be entitled to accept or retain, any such payment.  In no event shall Senior Creditor's continuing to honor any requests of Debtor for Loans under the Senior Loan Agreement after the occurrence or existence of any Event of Default under the Senior Creditor Documents be deemed a waiver thereof, unless such Event of Default is expressly waived in writing by Senior Creditor.

5.           Warranties and Representations of Debtor and Subordinate Creditors.  Debtor and each Subordinate Creditor each hereby represents and warrants (severally and not jointly) that:  (i) it has not relied nor will it rely on any representation or information of any nature made by or received from Senior Creditor relative to Debtor, Debtor's financial condition, or the existence, value or extent of any Collateral, in deciding to execute this Agreement;  (ii) no part of the Subordinate Creditor Obligations is evidenced by any instrument or writing except the Subordinate Credit Agreement and Subordinate Notes and the other documents contemplated therein; (iii) Subordinate Creditors are the lawful owners of the Subordinate Creditor Obligations; (iv) no Subordinate Creditor has heretofore assigned or transferred any of the Subordinate Creditor Obligations, any interest therein or any Collateral or security pertaining thereto; (v) no Subordinate Creditor has heretofore given any subordination in respect of the Subordinate Creditor Obligations; and (vi) true, correct and complete copies of the Subordinate Notes, the Subordinate Credit Agreement and the Subordinate Security Agreement are attached hereto as Exhibits A, B and C, respectively.

6.           Negative Covenants.  Until the Senior Creditor Obligations are Paid in Full:  (i) Debtor shall not, directly or indirectly, make any payment (other than a payment expressly permitted by Section 4 hereof) on account of the Subordinate Creditor Obligations; (ii) Subordinate Creditors shall not demand, collect or accept from Debtor or any other Person any payment (other than a payment permitted by Section 4 hereof) on account of the Subordinate Creditor Obligations or any part thereof, or accelerate the maturity of any of the Subordinate Creditor Obligations (except upon the commencement of an Insolvency Proceeding by or against Debtor or concurrently with or after any acceleration of the Senior Creditor Obligations by Senior Creditor) or, except to the extent expressly provided in Section 7 hereof, realize upon or enforce any security heretofore granted by any Person as collateral for any of the Subordinate Creditor Obligations; (iii) Subordinate Creditors shall not set off any part of the Subordinate Creditor Obligations, except as contemplated by the Subordinate Creditor Documents as in existence on the date hereof; (iv) Subordinate Creditors shall not hereafter give any subordination in respect of the Subordinate Creditor Obligations or transfer or assign any of the Subordinate Creditor Obligations to any Person other than Senior Creditor unless the transferee or assignee thereof first agrees in writing with Senior Creditor to be bound by the terms of this Agreement; (v) Debtor shall not hereafter issue any instrument, security or other writing evidencing any part of the Subordinate Creditor Obligations, and Subordinate Creditors will not receive any such writing, except upon the prior written approval of Senior Creditor or at the request of and in the manner requested by Senior Creditor; (vi) Debtor and Subordinate Creditors shall not amend, alter or modify in any respect any provision of the Subordinate Credit Agreement, the Subordinate Security Agreement or the Subordinate Notes without the prior written consent of Senior Creditor (other than to reduce the rate of interest or extend the time for payment); (vii) Subordinate Creditors shall not commence or join with any other creditor of Debtor in commencing any Insolvency Proceeding against Debtor (other than the Senior Creditor); and (viii) none of Debtor or Subordinate Creditors otherwise shall take or permit any action prejudicial to or inconsistent with Senior Creditor's priority position over Subordinate Creditors that is created by this Agreement.

7.           Standby as to Certain Actions.  Subordinate Creditors agree that they will not ask for, demand, sue for, take, receive, or repossess any of the Collateral from Debtor by setoff or in any other manner, or otherwise take any Enforcement Action (except for any acceleration of the Subordinate Creditor Obligations by Subordinate Creditor upon the commencement of an Insolvency Proceeding by or against Debtor or concurrently with or after any acceleration of the Senior Creditor Obligations by Senior Creditor) to collect any of the Subordinate Creditor Obligations or to realize upon the whole or any part of the Collateral, whether by judicial action or under power of sale, by self-help repossession or otherwise, unless and until all of the Senior Creditor Obligations have been Paid in Full.  If any Subordinate Creditor, in violation hereof, initiates any Enforcement Action against Debtor or any of the Collateral, Debtor may interpose this Agreement as a complete defense, and Senior Creditor may intervene and interpose this Agreement as a defense in Senior Creditor's name or in the name of Debtor.  Notwithstanding the foregoing, the Subordinate Creditors may join on any Enforcement Action commenced by the Senior Creditors, subject to the provisions of this Agreement.   Nothing in this Agreement shall be construed to limit or impair in any manner any right of any Subordinate Creditor otherwise having authority under applicable law to seek to join (but not control or unreasonably delay in any manner) any foreclosure or other judicial Lien enforcement proceeding with respect to any of the Collateral initiated by Senior Creditor (if such joinder is required under applicable law for such Subordinate Creditor to be entitled to receive any proceeds of Collateral to the extent allowed by this Agreement and in all events subject to the terms of this Agreement.

8.           Senior Creditor's Rights Exclusive.  Senior Creditor shall have the exclusive right to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of the Collateral as provided in the Senior Creditor Documents or by applicable law, in the manner deemed appropriate by Senior Creditor, without regard to any Liens of any Subordinate Creditor therein, and Subordinate Creditors will not hinder Senior Creditor's actions in enforcing its remedies or taking any Enforcement Action with respect to the Collateral; provided, however, that after Full Payment of all Senior Creditor Obligations, Senior Creditor shall deliver to Subordinate Creditors (unless otherwise restricted by law or by any order issued by a court in the proper exercise of its jurisdiction and subject in all events to Senior Creditor's receipt of an indemnification from Subordinate Creditors of all liabilities arising from such delivery) for application to the Subordinate Creditor Obligations any proceeds remaining from the sale or other disposition of the Collateral.  To the fullest extent permitted by applicable law, Subordinate Creditors waive any requirement on the part of Senior Creditor to conduct any sale or other disposition of any of the Collateral in a commercially reasonable manner, and Senior Creditor shall be fully authorized to sell or otherwise dispose of any or all of the Collateral in the manner deemed appropriate by Senior Creditor, including by the exercise of any right Senior Creditor may have to accept any or all of the Collateral in total or partial satisfaction of any of the Senior Creditor Obligations in accordance with the UCC or otherwise.

9.           Receipt of Monies by Subordinate Creditors.  If any payment, distribution or security, or the proceeds thereof, are received by Subordinate Creditors on account of or with respect to any of the Subordinate Creditor Obligations other than as expressly permitted in Section 4 hereof, or from the sale, liquidation, casualty or other disposition of, or as a result of any Lien it may have with respect to any of the Collateral at any time prior to Full Payment of all of the Senior Creditor Obligations, Subordinate Creditors shall forthwith deliver same to Senior Creditor in the form received (except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Senior Creditor) for application to the Senior Creditor Obligations or, at Senior Creditor's option, Subordinate Creditors shall pay to Senior Creditor the amount thereof on demand.  Senior Creditor is irrevocably authorized to supply any required endorsement or assignment which may have been omitted.  Until so delivered, any such payment, distribution or security shall be held by Subordinate Creditors in trust for Senior Creditor and shall not be commingled with other funds or property of Subordinate Creditors.  It shall not be a defense to any obligation of Subordinate Creditors to return, disgorge or otherwise pay to Senior Creditor the amount of any payment received by Subordinate Creditors with respect to the Subordinate Creditor Obligations pursuant to this Section 9 that Subordinate Creditors did not have notice or knowledge, at the time of their receipt of any such payment, that such payment was not permitted to be made or retained pursuant to the other provisions of Section 4 hereof.

10.           Agreement on Certain Bankruptcy Matters.

(a)           Without impairing, abrogating or in any way affecting Senior Creditor's rights hereunder, including the relative priorities established by Section 3 hereof, Senior Creditor may during any Insolvency Proceeding give or withhold its consent to Debtor's or any bankruptcy trustee's use of any Collateral (including cash proceeds of any Collateral) or may provide financing or otherwise extend credit to Debtor or any bankruptcy trustee secured by a Lien upon any or all of the Collateral whether created, acquired or arising prior to or after the commencement of any such Insolvency Proceeding on such terms and conditions (including any related professional fee and expense carve-out) and in such amounts as Senior Creditor, in its sole discretion, may decide, and by its execution of this Agreement each Subordinate Creditor shall be deemed to have consented to Debtor's or any bankruptcy trustee's use of Collateral if and to the extent consented to by Senior Creditor and to any financing proposed to be provided by Senior Creditor to Debtor or any bankruptcy trustee during the pendency of any such Insolvency Proceeding.  Any Lien at any time granted to or otherwise acquired by a Subordinate Creditor in any of the Collateral, whether such Collateral is created, acquired or arises prior to or after the commencement of any such Insolvency Proceeding, shall be subject to all of the terms of this Agreement and shall be subordinate in priority to all Liens granted to or otherwise obtained by Senior Creditor with respect to any such Collateral, including Liens granted to or conferred upon Senior Creditor to secure financings in any such Insolvency Proceeding.

(b)           If Senior Creditor consents to the sale of any of the Collateral during any Insolvency Proceeding (whether such sale is to be made pursuant to 11 U.S.C. § 363, pursuant to a plan of reorganization or otherwise), then Subordinate Creditors shall be deemed to have consented to any such sale and shall, if requested to do so by Senior Creditor in connection with any such sale Subordinate Creditors shall promptly execute and deliver to Senior Creditor a release of Subordinate Creditors' Liens with respect to the Collateral to be sold.

(c)           If, in or as a result of any Insolvency Proceeding, Senior Creditor returns, refunds or repays to Debtor or any trustee or committee appointed in the Insolvency Proceeding any payment or proceeds of any Collateral in connection with any action, suit or proceeding alleging that Senior Creditor's receipt of such payments or proceeds was a transfer voidable under state or federal law, then Senior Creditor shall not be deemed ever to have received such proceeds for purposes of this Agreement in determining whether and when all of the Senior Creditor Obligations have been paid in full.

(d)           If Subordinate Creditors shall not file a proper claim or proof of debt as shall be necessary in order to have the claims of Subordinate Creditors allowed in any Insolvency Proceeding commenced by or against an Debtor or involving Debtor's assets, in the form required in such Insolvency Proceeding, at least 5 days prior to the expiration of the time to file such claim or proof of debt, then Senior Creditor is hereby irrevocably authorized and shall have the right (but not any obligation) to file an appropriate claim or proof of debt in such Insolvency Proceeding for and on behalf of Subordinate Creditors.  Subordinate Creditors shall retain all rights to vote and otherwise act in any Insolvency Proceeding in their capacities as such holders (including the right to vote to accept or reject any Plan) to the extent provided by applicable law, except that Subordinate Creditors shall not be empowered to vote in any such Insolvency Proceeding with respect to any Plan that contains provisions that are inconsistent with the priority of the Senior Creditor Obligations over the Subordinate Creditor Obligations.

(e)           Subordinate Creditors shall not object (or support the objection of any other Person) in any Insolvency Proceeding to (i) any motion or other request by Senior Creditor for Adequate Protection or (ii) any objection by Senior Creditor to any motion, relief, action or proceeding based on such Senior Creditor claiming a lack of adequate protection with respect to Senior Creditor's Liens in the Collateral.  Senior Creditor shall not object (or support the objection of any other Person) in any Insolvency Proceeding to any motion or other request by any Subordinate Creditor for Adequate Protection of Subordinate Agent's Liens upon any of the Collateral, provided that (i) such request for Adequate Protection consists solely of a request for a replacement Lien upon pre-petition or post-petition assets of Debtor and the grant of a superpriority claim to the extent authorized by Section 507(b) of the Bankruptcy Code, (ii) Senior Creditor receives a replacement Lien on the same assets of Debtor as are made subject to a replacement Lien in favor of Subordinate Agent, and (iii) such replacement Lien in favor of Subordinate Agent is subordinate to all Liens at any time held by Senior Creditor (including all pre-petition and post-petition Liens of Senior Creditor whether arising under the Senior Loan Agreement, securing financing provided by Senior Creditor during any Insolvency Proceeding or constituting Adequate Protection replacement Liens) and such superpriority claim is subordinate in right of payment to any superpriority claim granted to Senior Creditor.  In the event Subordinate Agent, on behalf of itself or any Subordinate Creditors, seeks or requests Adequate Protection in respect of Subordinate Agent's Liens upon any of the Collateral and such Adequate Protection is granted in the form of additional collateral of a type of asset or property that would constitute Collateral, then Subordinate Agent agrees that Senior Creditor shall also be granted a Lien on such property as security for the Senior Creditor Obligations and for any financing provided by Senior Creditor in an Insolvency Proceeding and that any Lien on such property in favor of Subordinate Agent shall be subordinated to the Lien on such property in favor of Senior Creditor securing the Senior Creditor Obligations and any such financing provided by Senior Creditor in an Insolvency Proceeding (and all obligations relating thereto) and to any other Liens granted to Senior Creditor as Adequate Protection on the same basis as the other Liens on Collateral in favor of Subordinate Agent are so subordinated to the Liens in favor of Senior Creditor under this Agreement.

(f)           Subordinate Creditors shall not provide or participate in (whether as co-lender, participant, or guarantor or other accommodation party) any financing to Debtor in any Insolvency Proceeding that is secured by a Lien or priority claim that is senior to or on parity with any Lien or priority claim in favor of any Senior Creditor unless (i) the Senior Creditor has been given the opportunity to provide such financing on the same terms and has not (A) committed in writing to provide such financing within 10 days of an offer to provide such financing and (B) closed on such financing within 20 days of an offer to provide such, and (ii) the Senior Creditor Obligations are Paid in Full with proceeds of the initial advance under any such financing.

(g)           Prior to the Full Payment of the Senior Creditor Obligations (including any portion thereof consisting of financing to Debtor in any Insolvency Proceeding), no Subordinate Creditor shall seek (or support any other Person seeking) relief from the automatic stay (or any other stay) in any Insolvency Proceeding with respect to the Collateral unless (i) otherwise consented to by Senior Creditor or (ii) Senior Creditor shall have obtained relief from the automatic stay to commence a Enforcement Action.  No Subordinate Creditor shall oppose any relief from the automatic stay (or other stay) in any Insolvency Proceeding sought by any Senior Creditor in respect of any of the Collateral.

(h)           If in any Insolvency Proceeding debt obligations of an Obligor, as a reorganized debtor, are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan on account of any Senior Creditor Obligations or Subordinate Creditor Obligations, and such debt obligations are secured by Liens upon the same property of such Obligor, the provisions of this Agreement shall survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, the Liens securing such debt obligations and the distribution of proceeds thereof.

 (i)           Each Subordinate Creditor hereby waives any claim that it may have against any Senior Creditor arising out of the election of any Senior Creditor for the application of Section 1111(b)(2) of the Bankruptcy Code.

11.           Subrogation.  Provided that the Senior Creditor Obligations have been Paid in Full, Subordinate Creditors shall be subrogated (without any representation by or recourse to Senior Creditor) to the rights of Senior Creditor to receive payments or distributions of cash, property or securities payable or distributable on account of the Senior Creditor Obligations, to the extent of all payments and distributions paid over to or for the benefit of Senior Creditor pursuant to this Agreement on account of the Subordinate Creditor Obligations.  In no event, however, shall Subordinate Creditors have any rights or claims against Senior Creditor for any alleged impairment of Subordinate Creditors' subrogation rights, Subordinate Creditors acknowledging that any actions taken by Senior Creditor with respect to the Senior Creditor Obligations or the Collateral are authorized and consented to by Subordinate Creditors.

12.           Agreement to Release Liens.  Subordinate Creditors agree that they will (if requested to do so by Senior Creditor after and during the continuance of an Event of Default under the Senior Creditor Documents) release their Liens, if any, in any Collateral in connection with and in order to facilitate any orderly liquidation sale of such Collateral by Debtor or any bankruptcy trustee or receiver for Debtor, and promptly upon the request of Senior Creditor, they will execute and deliver such documents, instruments and agreements as are necessary to effectuate such release and to evidence such release in the appropriate public records.  Notwithstanding the foregoing, the Liens, if any, granted to Subordinate Creditors shall, subject to all of the provisions of this Agreement, continue in the proceeds of any such Collateral if such proceeds are not applied to the Senior Creditor Obligations in accordance with the terms of the Senior Creditor Documents.

13.           Waiver of Marshaling; Application of Payments and Proceeds.  Subordinate Creditors hereby waive any right to require Senior Creditor to marshal any security or collateral or otherwise to compel Senior Creditor to seek recourse against or satisfaction of the indebtedness to it from one source before seeking recourse or satisfaction from another source.  Senior Creditor shall be authorized to apply any and all payments, collections and proceeds of Collateral received by it to such portion of the Senior Creditor Obligations as Senior Creditor may lawfully elect consistent with the provisions of the Senior Creditor Documents.

14.           Provisions Concerning Insurance.  Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in Section 3 hereof govern the ultimate disposition of casualty insurance proceeds.  Senior Creditor shall have the sole and exclusive right, as against Subordinate Creditors, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the Collateral.  All proceeds of such insurance shall inure to Senior Creditor to the extent of the Senior Creditor Obligations, and Subordinate Creditors shall cooperate (if necessary), at Senior Creditor's expense, in a reasonable manner in effecting the payment of insurance proceeds to Senior Creditor.  Senior Creditor shall have the right (as set forth in the Senior Creditor Documents) to determine whether such proceeds will be applied to its claim or used to rebuild, replace or repair the affected Collateral.  If such proceeds are applied to Senior Creditor Obligations, any proceeds remaining after payment of Senior Creditor Obligations and all expenses of collection shall be promptly remitted to Subordinate Creditors for application to the Subordinate Creditor Obligations or to Debtor, as applicable.

15.           Amendments to Documents.  Senior Creditor and Debtor shall be authorized to amend any of the Senior Creditor Documents to which they are a party, in accordance with the terms thereof, and without prior notice to or the consent of Subordinate Creditors; provided, however, that Debtor shall promptly, after the execution of such amendments or modifications, deliver conformed copies thereof to Subordinate Creditors, but the failure to do so by Debtor shall in no way affect any of the rights or privileges of Senior Creditor under this Agreement.  Senior Creditor shall, promptly after receipt of a written request therefor from Subordinate Creditors, deliver to Subordinate Creditors copies of any amendments or modifications of any of the Senior Creditor Documents.  Subordinate Creditors shall not be authorized to modify or amend any of the Subordinate Creditor Documents without the prior written consent of Senior Creditor, to the extent that any such modification or amendment would have the effect of increasing the amount of the Subordinate Creditor Obligations; increasing the rate of interest payable in respect of any of the Subordinate Creditor Obligations; altering the method, time or manner of payment of any of the Subordinate Creditor Obligations (other than to extend the time of payment thereof); or making more stringent any financial covenants contained in any of the Subordinate Creditor Documents.

16.           Notices.  All notices, requests and demands to or upon a party hereto shall be in writing and shall be delivered by hand, sent by certified or registered mail, return receipt requested or by telecopier and shall be deemed to have been validly served, given or delivered when delivered against receipt or three (3) Business Days after deposit in the mail, postage prepaid, or, in the case of telecopy notice, when received at the office of the noticed party, in each case addressed as follows:

(A)           If to Senior Creditor:           AloStar Bank of Commerce
3630 Peachtree Road NE
Suite 1050
Atlanta, Georgia 30326
Attention: AERT Loan Administration
Telecopier: (479) 756-7410

with a copy to:                      Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, N.E.
Atlanta, Georgia 30303
Attention: Douglas A. Nail, Esq.
Telecopier:  (404) 522-8409

(B)           If to Subordinate                  H.I.G. AERT, LLC
Creditors:                               c/o H.I.G. Capital, LLC
500 Boylston Street
Suite 1350
Boston, MA 02116
Attention: Michael Phillips
Telecopier: (617) 262-1506

with a copy to:                      Paul Hastings LLP
191 North Wacker Drive
Thirtieth Floor
Chicago, IL 60606
Attention:  Louis R. Hernandez, III
Telecopier: (312) 499-6100

(C)           If to Debtor:                          Advanced Environmental Recycling Technologies, Inc.
914 North Jefferson
Springdale, AR 72764
Attention: Chief Executive Officer
Telecopier No.: (479) 756-7410

with a copy to:                      Paul Hastings LLP
191 North Wacker Drive
Thirtieth Floor
Chicago, IL 60606
Attention:  Louis R. Hernandez, III
Telecopier: (312) 499-6100

or to such other address as each party may designate for itself by like notice given in accordance with this Section.  Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.  Subordinate Creditors hereby agree that any requirement for the giving of notice by Senior Creditor under the UCC or otherwise in connection with any exercise by Senior Creditor of any of its rights or remedies with respect to the Collateral shall be satisfied by the giving of written notice at least five (5) days prior to the date on which such rights or remedies are to be exercised by Senior Creditor, provided that nothing herein shall be deemed to require the giving of any such notice when such notice is not required by applicable law.

17.           No Duties Imposed Upon Senior Creditor.  The rights granted to Senior Creditor in this Agreement are solely for its protection and nothing herein contained imposes on Senior Creditor any duties with respect to any of the Collateral.  Senior Creditor has no duty to preserve rights against prior parties on any instrument or chattel paper received from Debtor as collateral security for any of the Senior Creditor Obligations.

18.           Specific Enforcement. If any Subordinate Creditor fails to comply with any provision of this Agreement that is applicable to it, Senior Creditor may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.  Debtor and Subordinate Creditors each hereby waive any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by Senior Creditor.

19.           Additional Credit Extensions. Subordinate Creditors acknowledge, understand and agree that Senior Creditor may make Loans to Debtor from time to time, pursuant to the Senior Creditor Documents or otherwise, and all such Loans shall constitute part of the Senior Creditor Obligations and shall be secured by all of the Collateral, and nothing herein shall restrict in any manner or in any way the right of Debtor to obtain additional credit from Senior Creditor or the right of Senior Creditor to make available such additional credit to Debtor as Senior Creditor in its sole discretion may elect.

20.           Indemnity.  Subordinate Creditors agree to indemnify, defend and hold Senior Creditor harmless from and against any loss, damage, cost, claim or expense, including court costs and attorneys' fees, incurred or sustained by Senior Creditor in connection with any remittances of proceeds of any Collateral made pursuant to the terms hereof from Senior Creditor to Subordinate Creditors, to the extent that such remittance of proceeds subsequently is determined by a court of competent jurisdiction to have been prohibited by applicable law, avoidable under any insolvency law (including the Bankruptcy Code), or in violation of the rights of any other creditor of Debtor when made.  The foregoing indemnity shall survive any termination of this Agreement.

21.           Independent Credit Investigations. None of the parties hereto nor any of their respective directors, officers, agents, employees, successors or assigns shall be responsible to the others or to any other Person for Debtor's solvency, financial condition or ability to repay any of the Subordinate Creditor Obligations or any of the Senior Creditor Obligations, or for statements of Debtor, oral or written, or for the validity, sufficiency or enforceability of any of the Subordinate Creditor Documents or any of the Senior Creditor Documents, or the validity or priority of any Liens granted by Debtor to either party in connection with any of the Subordinate Creditor Documents or any of the Senior Creditor Documents.  Each party hereto has entered into its agreements with Debtor based upon its own independent investigation, and makes no warranty or representation to the other party nor does it rely upon any representation of the other party with respect to matters identified or referred to in this Section.

22.           No Additional Rights of Debtor Hereunder.  Nothing herein shall be construed to confer additional rights upon Debtor.  Without limiting the generality of the foregoing, if any party hereto shall enforce its rights or remedies in violation of this Agreement, Debtor shall not be authorized to use such violation as a defense to any right or remedy exercised by such party, nor assert such violation as a counterclaim or basis of setoff or recoupment against such party, unless the other party hereto consents in writing and itself asserts that the exercise of right or remedy is in violation of this Agreement.

23.           Term of Agreement.  This Agreement shall continue in full force and effect and shall be irrevocable by any party hereto until the earliest to occur of the following:  (i) the parties hereto in writing mutually agree to terminate this Agreement; (ii) the Subordinate Creditor Obligations are fully paid and discharged and the Subordinate Creditor Documents are terminated; or (iii) the Senior Creditor Obligations are Paid in Full.

24.           Governing Law.  This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of Georgia.

25.           No Third Party Beneficiaries.  Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

26.           Conflict with Documents.  The provisions of this Agreement are intended by the parties to control any conflicting provisions in the Senior Creditor Documents or the Subordinate Creditor Documents, including any covenants prohibiting further borrowing or encumbrances of Collateral.

27.           Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

28.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  In no event, however, shall either party hereto transfer or assign any Lien that it may have in any of the Collateral to any Person unless the transferee or assignee thereof shall first agree in writing to be bound by the terms of this Agreement the same as if an original signatory hereto.  In addition to, and without limiting the generality of the immediately preceding sentence, any Person(s) whose loans or advances to Debtor hereafter are used to refinance and Pay in Full the Senior Creditor Obligations shall be deemed for all purposes hereof to be the successor to Senior Creditor, and from and after the date of any such refinancing in satisfaction in full of the Senior Creditor Obligations such Person(s) shall be deemed a party hereto in the place and stead of Senior Creditor as if such Person(s) had been the original signatories hereto, and all loans, advances, liabilities, debit balances, covenants and duties at any time or times owed by Debtor to such successor to Senior Creditor, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed for all purposes hereunder to constitute and be Senior Creditor Obligations.

29.           Further Assurances.  Each of the parties hereto agrees to execute such amendments to financing statements and other documents as may be necessary to reflect of record the existence of this Agreement and the relative priorities established pursuant to Section 3 hereof.

30.           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

31.           Entire Agreement; Amendments.  This Agreement expresses the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties regarding the same subject matter.  This Agreement may not be amended or modified except by a writing signed by the parties hereto.

32.           Litigation; Jurisdiction and Venue.  Subordinate Creditors and Debtor each hereby irrevocably consent to the jurisdiction of the courts of the State of Georgia and of any federal court located in the State of Georgia, in connection with any action or proceeding arising out of or relating to this Agreement.  In any such litigation, Subordinate Creditors and Debtor each waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail direct to Subordinate Creditor and Debtor at their respective places of business set forth in Section 16 hereof.  In the alternative, in its sole discretion, Senior Creditor may effect service upon either Subordinate Creditors or Debtor in any other form or manner permitted by law.  The choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction, or the commencement by Senior Creditor, in its sole discretion, of any action or suit in any jurisdiction where any Collateral may be found to repossess or foreclose upon any such Collateral.

33.           Jury Trial Waiver.  To the fullest extent permitted by applicable law, each party hereto hereby waives all rights to a trial by jury in connection with any action, suit or other proceeding arising out of or related to this Agreement.

[Signatures commence on following page.]

IN  WITNESS  WHEREOF, the  parties  hereto  have executed this Agreement on the day and year first above written.

ALOSTAR BANK OF COMMERCE
("Senior Creditor")

By:   /s/ Susan Hall
Susan Hall, Managing Director

[Signatures continued on following pages.]

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
("Debtor")

By:  /s/ J. R. Brian Hanna
J. R. Brian Hanna, Chief Financial Officer

[SEAL]

[Signatures continued on following page.]

H.I.G. AERT, LLC, as Subordinate Agent and sole Subordinate Lender
("Subordinate Creditors")

By:      /s/ Michael R. Phillips
Name: Michael R. Phillips
Title: Authorized Signatory

[SEAL]

EXHIBIT A

Subordinate Notes

(See attached.)

EXHIBIT B

Subordinate Credit Agreement

(See attached.)

EXHIBIT C

Subordinate Security Agreement

(See attached.)